UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2012

FIRST LIBERTY POWER CORP.
Exact name of registrant as specified in its charter

Nevada	000-52928	90-0748351
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7251 W. Lake Mead Blvd, Suite 300, Las Vegas NV	89128
(Address of principal executive offices)	(Zip Code)

(800) 709-1196
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

Item 2.01                      Completion of Acquisition or Disposition of Assets.

As used in this Current Report on Form 8-K, unless otherwise stated, any references to the “Company”, “we,” “our” and “us” refer to First Liberty Power Corp.

Property Rights Acquisition

On May 31, 2012, we entered into a purchase agreement with GeoXplor Corp. (“Agreement”). Under this Agreement, we have been granted an exclusive four year exploration license in regards to the two mineral properties described in the Agreement. One property encompasses 58 placer claims (9280 acres) located in Lida Valley, Esmeralda County, Nevada for Lithium and Lithium Carbonate exploration (the "Lida Valley Property"), and the other encompasses 70 placer claims (11,200 acres) located in Smokey Valley, Esmeralda County, Nevada for Lithium and Lithium Carbonate exploration (the "Smokey Valley Property"). Pursuant to the Agreement, upon the completion of the required payments and work commitments, GeoXplor shall transfer title to the properties to the Company and shall retain a 5% royalty, on which we shall have the option to purchase up to 4%, for $1,000,000 per 1%.

We are required to (1) make cash payments of $$725,000 over a four year period; (2) issue a total of 2,000,000 restricted shares of common stock over a four year period; and (3) comply with a work commitment of $1,500,000 within three years.  These requirements apply to both the Lida Valley Property and the Smokey Valley Property, and the Work Program requirements may be allocated to the respective properties at the discretion of the Company.

The Lida Valley Property encompasses claims previously included in agreements between the Company and GeoXplor, specifically the Purchase agreement between the Company and GeoXplor dated December 24, 2009.  This Agreement supersedes and replaces all prior agreements in respect to those claims.

The foregoing descriptions of the Agreements are qualified entirely by reference to the copies of said Agreements attached as exhibits to this current report on Form 8-K.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Purchase Agreement between Company and GeoXplor dated May 31, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

First Liberty Power Corp.

Dated: June 4, 2012	By:	/s/Donald Nicholson
	Name:	Donald Nicholson
`	Title:	President & CEO